EX-99.B-77D

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

Ivy Funds

Supplement dated December 3, 2012 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012

The following replaces the last paragraph of the “Principal Investment Strategies” section on page 132 for Ivy Global Natural Resources Fund:

The Fund may, but is not required to, use a range of derivative instruments to hedge market risk on equity securities, increase exposure to specific sectors or companies, and manage exposure to various foreign currencies and precious metals. In an effort to hedge market risk and increase exposure to equity markets, the Fund may utilize futures on equity indices and/or purchase option contracts on individual equity securities and exchange-traded funds (ETFs). In seeking to manage foreign currency exposure, the Fund may utilize forward contracts to either increase or decrease exposure to a given currency. In seeking to manage the Fund’s exposure to precious metals, IICO may utilize futures contracts, both long and short positions as well as options contracts, both written and purchased, on precious metals.

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The following is added alphabetically to the “Principal Investment Risks” section on page 132 for Ivy Global Natural Resources Fund:

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Commodities Risk. Commodity trading is generally considered speculative because of the significant potential for investment loss. Among the factors that could affect the value of the Fund’s investments in commodities are cyclical economic conditions, sudden political events and adverse international monetary policies. Markets for commodities are likely to be volatile and there may be sharp price fluctuations even during periods when prices overall are rising. Also, the Fund may pay more to store and accurately value its commodity holdings than it does with its other portfolio investments. Moreover, under the federal tax law, the Fund may not earn more than 10% of its annual gross income from gains resulting from selling commodities (and other non-qualifying income). Accordingly, the Fund may be required to hold its commodities or to sell them at a loss, or to sell portfolio securities at a gain, when for investment reasons it would not otherwise do so.

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The following replaces the third sentence of the first paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 163 for Ivy Global Income Allocation Fund:

The Fund ordinarily invests at least 25% of its total assets in fixed income securities, which may include loan participations and other loan instruments.

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The following is added alphabetically to the Non-Principal Risks in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 164 for Ivy Global Income Allocation Fund:

•	Loan Participation Risk

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The following is added alphabetically to the Principal Risks in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 171 for Ivy Global Natural Resources Fund:

•	Commodities Risk

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The following is deleted from the Non-Principal Risks in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 171 for Ivy Global Natural Resources Fund:

•	Commodities Risk

Ivy Funds

Supplement dated December 13, 2012 to the

Ivy Funds Statement of Additional Information

dated July 31, 2012

and as supplemented September 12, 2012

The following is added as a new paragraph prior to the first full paragraph of the “Taxation of the Funds – General” section on page 137:

A Fund may invest in one or more wholly owned subsidiaries as special purpose entities to hold certain investments that, if held directly by the Fund, might not generate Qualifying Income. Any such special purpose entity likely would be subject to U.S. federal income tax, resulting in a reduced after-tax yield on the investment return of the assets held by it, as compared with a direct investment by the Fund in such assets.